UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008 (December 28, 2007)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On December 28, 2007, Federated Investors, Inc. (“Federated”) entered into long-term individual employment contracts with Hans Utsch, Lawrence Auriana, and Peter Lerner. Each of these individuals has been employed by Federated since April 2001 when Federated acquired the business of Edgemont Asset Management Corporation. Utsch and Auriana are two of the portfolio managers responsible for the management of the Federated Kaufmann Fund, the Federated Kaufmann Small Cap Fund and the newly created Federated Kaufmann Large Cap Fund. The term of each agreement runs through December 31, 2014.

The agreements obligate Federated to make certain compensation payments over the seven-year term of employment. In addition to the base salary and bonuses that were previously being paid to these employees and are now covered by the employment contracts, the agreements include as consideration the payment of a total of $15 million to these employees by January 29, 2008. This expense has been recognized in Federated’s fourth quarter 2007 financial results with an expected impact of approximately $0.09 per diluted share.

An additional $26.5 million is expected to be paid to these three employees and to other current Federated employees responsible for the management of Federated Kaufmann products over the next four years through December 31, 2011 in equal quarterly installments of approximately $1.66 million. These payments will be expensed in the periods in which they are earned and are generally subject to forfeiture by an employee in the event that the employee terminates his employment with the company and in certain other circumstances.

The agreements also contain provisions for new incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund, as well as covenants relating to confidentiality and non-competition and provisions for severance payments in certain circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: January 4, 2008	By:	/s/ Denis McAuley III
Denis McAuley III
Principal Accounting Officer